CERTIFICATE OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                             PANGEA PETROLEUM CORP.

We,  the  undersigned  hereby  certify  that:

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopted the following Articles of Amendment to its Articles of Incorporation.

Article  III  of  the  Articles  of  Incorporation  is  amended  to  read:
The total number of shares of stock that the Corporation shall have authority to issue is Five Hundred Ten Million (510,000,000) consisting of Five Hundred Million (500,000,000) shares of Common Stock, par value $0.001 per share ("Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as maybe adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the Directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation."

The Board of Directors recommended and consented to this amendment on May 16, 2005. A majority of the shareholders of the corporation voted at a meeting of shareholders to amend the Articles of Incorporation. A total of 151,402,611 shares of common stock voted in favor of the amendment to the Articles of Incorporation, which constituted the vote of a majority of the shares entitled to vote on this amendment. There are no other classes of stock outstanding.


                         (signed)     /s/  Mark  F.  Weller
                                      Mark  F.  Weller,  President